Execution





                GE CAPITAL MORTGAGE SERVICES, INC.

           REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1998-6

                         TERMS AGREEMENT
                    (to Underwriting Agreement
                    dated September 19, 1997,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.             New York, New York
Three Executive Campus                             March 23, 1998
Cherry Hill, NJ 08002



           Greenwich Capital Markets, Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1998-6 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1998-6 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-43755). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pools: The Series 1998-6 Certificates shall evidence the entire beneficial ownership interest in two mortgage pools ("Pool 1" and "Pool 2," respectively, and each a "Mortgage Pool") of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of March 1, 1998 (the "Cut-off Date"):

           (a) Aggregate Principal Amount of Pool 1:
      $202,849,351.55 aggregate principal balance as of the Cutoff Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance of the Offered Certificates in Pool 1 will be not less than $190,000,000 or greater than $210,000,000.

           (b) Aggregate Principal Amount of Pool 2:
      $326,388,415.06 aggregate principal balance as of the Cutoff Date, subject to a permitted variance such that the


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      aggregate original Certificate Principal Balance of the
      Offered Certificates in Pool 2 will be not less than $308,750,000 or greater than $341,250,000.

           (c) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in both Mortgage Pools shall be between 20 and 30 years.

           Section 2. The Certificates: The Offered Certificates shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):

                 Principal      Interest       Class Purchase
Class             Balance         Rate        Price Percentage
-----            ---------      --------      ----------------
Class 1-M      $3,753,000.00     6.750%          98.109375%
Class 1-B1      1,623,000.00     6.750           97.421875
Class 1-B2        913,000.00     6.750           95.484375
Class 2-M       6,038,000.00     6.750           98.109375
Class 2-B1      2,611,000.00     6.750           97.421875
Class 2-B2      1,469,000.00     6.750           95.484375


           (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, March 27, 1998 (the "Closing Date").

           Section 4. Required Ratings: The Class 1-M, Class 2-M, Class 1-B1, Class 2-B1, Class 1-B2 and Class 2-B2 Certificates shall have received Required Ratings of at least "AA," "AA," "A," "A," "BBB" and "BBB" from each of Fitch IBCA, Inc. and Standard & Poor's Rating Services, Inc., a division of The McGraw-Hill Companies, Inc.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

           If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                               Very truly yours,

                               GREENWICH CAPITAL MARKETS, INC.


                               By:___________________________
                                  Name:
                                  Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.


By:______________________________
   Name:
   Title: